EXHIBIT 21.1

Significant Subsidiaries of

Vemanti Group, Inc.

Name of Subsidiary, Ownership %

VoiceStep Telecom, LLC (100%)

Fvndit, Inc. (18.6%)

Vemanti Digital, Ltd. (100%)